Exhibit 99.1

Press Release

Novavax’s COVID-19-Influenza Combination and Stand-alone Influenza Vaccine Candidates Showed Robust Immune Responses and Were Well Tolerated in Initial Cohort of a Phase 3 Trial

•	Both vaccine candidates induced robust immune responses across all antigens tested
•	No new safety signals were observed and both vaccine candidates were well tolerated consistent with past trials
•	Novavax continues to pursue partnering opportunities to advance further development of these programs

GAITHERSBURG, Md., June 11, 2025 – Novavax, Inc. (Nasdaq: NVAX) today announced results of the initial cohort of its COVID-19-Influenza Combination (CIC) and stand-alone trivalent hemagglutinin nanoparticle seasonal influenza (tNIV) Phase 3 trial that showed both the CIC and flu vaccine candidates induced immune responses similar to licensed comparators Nuvaxovid® and Fluzone HD, respectively. This cohort was designed to provide descriptive data on three flu strains (H1N1, H3N2, B) and SARS-CoV-2 (COVID-19) to inform a future registrational Phase 3 program.

“Both our combination and stand-alone flu vaccine candidates induced robust immune responses and were well tolerated,” said Ruxandra Draghia-Akli, MD, PhD, Executive Vice President and Head of Research and Development, Novavax. “This data set adds to findings from our Phase 2 trial and will help inform discussions with potential partners.”

Both stand-alone flu and CIC vaccine candidates induced robust immune responses to the vaccine strains (2.4-5.7-fold over baseline). Both vaccine candidates were well tolerated and saw reactogenicity comparable to authorized comparators. Nearly all (>98%) solicited adverse events were mild or moderate in severity.

This descriptive trial was designed to evaluate the safety and immunogenicity of the CIC and stand-alone flu vaccine candidates compared to Nuvaxovid and Fluzone HD in approximately 2,000 adults aged 65 and older. This trial was not adequately powered to demonstrate statistical significance. These results build on previous Phase 2 data.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) tackles some of the world's most pressing health challenges with its scientific expertise in vaccines and its proven technology platform, including protein-based nanoparticles and its Matrix-M® adjuvant. The Company's growth strategy seeks to optimize its existing partnerships and expand access to its proven technology platform via research and development innovation, organic portfolio expansion in infectious disease and beyond, and forging new partnerships and collaborations with other companies. Please visit novavax.com and LinkedIn for more information.

Forward-Looking Statements

Statements herein relating to the future of Novavax, its operating plans and prospects, its partnerships, and the potential for its CIC and stand-alone influenza vaccine to be used with a partner in a registrational Phase 3 program, are forward-looking statements. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges pursuing additional partnership opportunities; challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification, assay validation and stability testing, necessary to satisfy applicable regulatory authorities; challenges or delays in conducting clinical trials or studies for its product candidates; challenges or delays in obtaining regulatory authorization for its product candidates, including for future COVID-19 variant strain changes, its CIC vaccine candidate, its stand-alone influenza vaccine candidate or other product candidates; manufacturing, distribution or export delays or challenges; Novavax's substantial dependence on Serum Institute of India Pvt. Ltd. and Serum Life Sciences Limited for co-formulation and filling Novavax's COVID-19 vaccine and the impact of any delays or disruptions in their operations; difficulty obtaining scarce raw materials and supplies including for its proprietary adjuvant; resource constraints, including human capital and manufacturing capacity; constraints on Novavax's ability to pursue planned regulatory pathways, alone or with partners; challenges in implementing its global restructuring and cost reduction plan; challenges in obtaining commercial adoption and market acceptance of its updated COVID-19 vaccine or any COVID-19 variant strain containing formulation, or for its CIC vaccine candidate and stand-alone influenza vaccine candidate or other product candidates; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities, including requirements to deliver doses that may require Novavax to refund portions of upfront and other payments previously received or result in reduced future payments pursuant to such agreements and challenges in amending or terminating such agreements; challenges related to the seasonality of vaccinations against COVID-19; challenges related to the demand for vaccinations against COVID-19 or influenza; challenges in identifying and successfully pursuing innovation expansion opportunities; Novavax's expectations as to expenses and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; and those other risk factors identified in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

Contacts:

Investors

Luis Sanay, CFA

240-268-2022

ir@novavax.com

Media

Giovanna Chandler

202-709-5563

media@novavax.com

3